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                                                                   Exhibit a(7)

                              SMITH BARNEY TRUST II

                            Certificate of Amendment

         The undersigned, being the Assistant Secretary of Smith Barney Trust II (the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, in accordance with the authority conferred upon the Trustees of the Trust by the Trust's Declaration of Trust as currently in effect (the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees of the Trust dated as of November 9, 2004, paragraph 3 of the Establishment and Designation of Classes of the Trust has been amended to read as set forth in Exhibit A attached to this Certificate, effective November 9, 2004.

         IN WITNESS WHEREOF, the undersigned has set his hand this 23rd day of November, 2004.

                                            /s/ Rosemary D. Emmens
                                            ----------------------------
                                            Rosemary D. Emmens
                                            Assistant Secretary
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                                                                      Exhibit A

3. For Shares of each class, the purchase price, the method of determination of the net asset value, the price, the terms and manner of redemption, any conversion feature, the relative dividend rights of holders thereof, and any other rights, privileges, features or qualifications, shall be as determined from time to time by the Trustees of the Trust in accordance with the Declaration as set forth in the current prospectus and statement of additional information of the Trust or any series thereof relating to the class, as amended from time to time, contained in the Trust's registration statement under the Securities Act of 1933, as amended, and other offering documents filed with the Securities and Exchange Commission.